FOR IMMEDIATE RELEASE


                   ROSSI TO TAKE HELM AS SPACEHAB PRESIDENT
        Veteran Space Executive Chet Lee to Assume New Executive Roles

      Vienna, VA, January 13, 1998 -SPACEHAB Inc. (Nasdaq: SPAB) today announced the appointment of David A. Rossi as its new President and Chief Operating Officer, effective January 14 1998. Rossi, a seven-year senior executive of SPACEHAB (SHI), succeeds Chester M. Lee, who has served in that capacity since April 1996.

      SPACEHAB also announced the appointment of Chester "Chet" Lee to Chairman of SPACEHAB's ASTROTECH Space Operations subsidiary and Special Advisor to SHI Chairman and Chief Executive Officer, Shelley A. Harrison.

      Rossi joined SPACEHAB in March 1991 as Senior Vice President, Business Development. He has been responsible for marketing and negotiating SHI's primary Shuttle and Mir logistic and research support contracts, including the nearly $62 million in contracts and options most recently awarded by NASA, the European Space Agency and the National Space Development Agency of Japan in December.

      Harrison extolled Rossi's accomplishments at SHI: "As a leading executive during SPACEHAB's formative years, David has contributed significantly to our success in establishing winning strategies and securing sales and contracts. I have every confidence that SPACEHAB and our shareholders will be well served with David at the helm as President and COO."

      Harrison applauded Chet Lee's outstanding performance as SPACEHAB President following two exceptionally noted previous careers with NASA and the U.S. Navy. "Chet helped build a superior management team at SPACEHAB, exemplified by his successful mentoring of our new President. We look forward to his continued assistance in growing our ASTROTECH subsidiary to be the industry's premier pre-launch processor of telecommunications satellites," he said.

      Rossi joined SPACEHAB from the Dulles, Virginia-based Orbital Sciences Corporation (OSC). During his eight-year tenure on the OSC Senior Management team, he held several executive positions in finance and business development. He holds a Bachelor of Science degree in Chemistry from the University of Pittsburgh and an MBA from Harvard Business School.
      Rossi/Lee Appointments
      2 2 2 2 2 2

      Responding to his new appointment, Chet Lee characterized his decade-long tenure at SPACEHAB as "an exciting venture into the unknown and unproven world of commercial Space activities", as well as a gratifying experience. "SPACEHAB's greatest resource since its inception has been its people. They are the ones whose vision, innovative thinking and "can do" attitude have made industry unbelievers into believers," he said. "It has been my privilege to be associated with such sterling people and I look forward to a continuing association with them," he added.

      Of his SPACEHAB President successor, Lee said: "David Rossi has played a forceful role in this company, and I have utmost confidence that his leadership as President and COO will lead to increasing success for SPACEHAB."

      Lee joined SHI in 1987 after retiring from NASA. During his 22 years with the space agency, he held positions as Mission Director for Apollo Missions 12-17 to the Moon, Director for the Apollo/Soyuz joint mission with the then-Soviet Union, and finally, as Assistant Associate Administrator for Policy Planning and DOD Affairs in the Office of Space Flight. In his "first" career, Lee served a distinguished 24-years in the U.S. Navy, achieving the rank of Captain.

      SPACEHAB, Inc., with its ASTROTECH subsidiary, is the world's leading provider of commercial payload processing services for both astronaut-tended and unmanned payloads. SPACEHAB is the first company to commercially develop, own and operate habitable modules that provide space-based laboratory facilities and logistics resupply aboard the U.S. Space Shuttles to support people living and working in space.

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FOR MORE INFORMATION:
www.spacehab.com

Media:                              Financial:
Penelope Longbottom                 Margaret Grayson
VP, Corporate Communications        VP, Finance & Administration and Chief
                                    Financial Officer
(703) 821-3000, Ext. 201                  (703) 821-3000, Ext. 207
longbottom@hqspacehab.com           grayson@hqspacehab.com